EXHIBIT 99.1
News
For Immediate Release	Contact:
December 13, 2016	Rick Honey
(212) 878-1831

Minerals Technologies Board of Directors Elects Douglas T. Dietrich
Chief Executive Officer
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NEW YORK, December 13, 2016—The Board of Directors of Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Douglas T. Dietrich, 47, as Chief Executive Officer.

"After an extensive search process, the Board of Directors has determined that Doug Dietrich is the most qualified candidate to assume the leadership of Minerals Technologies," said Duane R. Dunham, Chairman of the Board. "We are extremely fortunate to have someone of Doug's caliber to lead this company in the coming years. Doug has been with the company in senior leadership positions since 2007, and was deeply involved—along with our strong management team—in transforming MTI into a high-performing company. He is a strong business leader with a solid background in engineering, manufacturing, finance, general management and mergers and acquisitions."

 "I am extremely honored that the Board of Directors has selected me to serve as chief executive officer of Minerals Technologies," said Mr. Dietrich. "MTI will continue to execute our key growth strategies of geographic expansion, new product innovation and acquisitions to increase shareholder value. We will maintain our high-performance culture, which is built upon Operational Excellence across all aspects of our business, and is driven by integrity, discipline, and transparency—all aimed at creating the highest value for our customers."

The MTI Board of Directors conducted a four-month long search for a new chief executive officer after Joseph C. Muscari, former Chairman and Chief Executive Officer, died unexpectedly on September 3, 2016.  On September 4, the Board elected Mr. Dunham, former Chairman and Chief Executive of Bethlehem Steel and a board member since 2002, as Chairman. The Board also named Mr. Dietrich and Thomas J. Meek Interim Co-Chief Executive Officers. Mr. Dietrich had been Senior Vice President, Finance and Treasury, and Chief Financial Officer. Mr. Meek's position was Senior Vice President, General Counsel, Human Resources, Corporate Secretary and Chief Compliance Officer. The search included both internal and external candidates and culminated late last week with the election of Mr. Dietrich.

Doug Dietrich has been involved in the day-to-day operation of MTI since 2007 and has extensive knowledge of all aspects of the company. In his most recent position as Chief Financial Officer, which he assumed in 2011, he had global responsibility for Finance, Tax, Treasury, Audit, Information Technology and Global Shared Service Functions. He joined MTI as Vice President, Corporate Development and Treasury, where he led the company's Corporate Strategy and M&A initiatives and Treasury function.

Before joining MTI, Mr. Dietrich served as Vice President, Alcoa Wheel Products - Automotive Wheels, a division with six manufacturing facilities located in the U.S., Canada, Venezuela, and Russia.  He previously served as president of Alcoa Latin America Extrusions, a business unit with operations located in Brazil, Venezuela, the United States and Korea. He also served as General Manager, Global Rod and Bar Products, which produced specialty alloys for the Automotive and Aerospace industries. His first position with Alcoa was as Manager, Business Development and Strategic Global Sourcing - Asia & Latin America, where he developed and implemented a low-cost country sourcing strategy with focus on China and Brazil.

Before joining Alcoa, Mr. Dietrich worked for Eaton Corporation and Westinghouse Electric Corporation where he held various positions in Engineering and Operations Management.

He holds a Bachelor of Science degree in Mechanical Engineering from the University of Michigan and an MBA in Finance from The Wharton School at the University of Pennsylvania. He and his wife Julie and their two children live in New York City.

The company will announce additional management changes in the coming weeks that have been created as a result of Mr. Dietrich's election.

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, environmental, energy, polymer and consumer products industries. The company reported sales of $1.798 billion in 2015.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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